Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following is a description of the share capital of Viking Holding Ltd. (the “Company”, “we”, “us”, and “our”) and the material terms of our Bye-laws and Memorandum of Association (as amended, our “bye-laws” and “memorandum of association”, respectively). The following description may not contain all of the information that is important to you and we therefore refer you to our memorandum of association and our bye-laws, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this exhibit forms a part. You are encouraged to read the applicable provisions of the Companies Act 1981 of Bermuda (the “Companies Act”), our bye-laws and our memorandum of association in their entirety for a complete description of the rights and preferences of our securities.

Overview

We are a Bermuda exempted company with limited liability. Our affairs are governed by our memorandum of association, our bye-laws and Bermuda law. The objects of our business are unrestricted, and the Company has the capacity of a natural person.

Pursuant to our bye-laws, our authorized share capital consists of 1,329,120,000 ordinary shares, par value $0.01 per share (the “ordinary shares”), and 156,000,000 special shares, par value $0.01 per share (the “special shares”).

Shares

General

Holders of our ordinary shares and special shares have identical rights other than with respect to voting, conversion and transfer rights. Holders of our ordinary shares and special shares do not have preemptive, subscription, redemption or sinking fund rights pursuant to our bye-laws or under Bermuda Law. Additionally, there is no provision of our bye-laws discriminating against any existing or prospective holder of our ordinary shares or our special shares as a result of such shareholder owning a substantial number of such class of shares or requiring holders of our ordinary shares or our special shares to contribute additional capital.

All issued and outstanding shares are validly issued, fully paid and non-assessable. A register of holders of our ordinary shares and our special shares are maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by Equiniti Trust Company, LLC, who serves as branch registrar and transfer agent.

Our board of directors may issue any of our authorized but unissued shares without further shareholder action, unless shareholder action is required by our bye-laws, Bermuda law or the New York Stock Exchange (“NYSE”) rules. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares. Only our ordinary shares are listed for trading on the NYSE.

Voting Rights

Each ordinary share is entitled to one vote, and each special share is entitled to 10 votes, on all matters upon which the shares are entitled to vote. The holders of our ordinary shares and special shares will generally vote together as a single class on all matters submitted to a vote of our shareholders (including the election of directors) unless otherwise required by Bermuda law or our bye-laws.

Conversion

Each special share will be convertible into one ordinary share at any time at the option of the holder. In addition, each special share will convert automatically into one ordinary share upon any transfer, whether or not for value, except for transfers to permitted transferees as described in our bye-laws, including transfers to family members, certain trusts for estate planning purposes and entities under common control with such transferee.

All of the issued and outstanding special shares will convert automatically into ordinary shares upon the first date on which the aggregate number of issued and outstanding special shares ceases to represent at least 10% of the aggregate number of then issued and outstanding ordinary shares and special shares. Once converted into ordinary shares, special shares will be cancelled and will not be reissued.

Transfer of Shares

Our shares may be freely transferred under our bye-laws, unless the transfer is restricted or prohibited by another instrument or applicable law.

Each special share will convert automatically into one ordinary share upon sale or transfer (other than transfers to certain permitted transferees).

Dividends

The holders of our ordinary shares and our special shares will be entitled to such dividends as may be declared by our board of directors, subject to the Companies Act and our bye-laws. Dividends and other distributions on issued and outstanding shares may be paid out of our funds lawfully available for such purpose, subject to any preferential dividend rights of any outstanding preference shares. Any dividends we declare will be distributed such that a holder of one ordinary share will receive the same amount of dividends that are received by a holder of one special share. We will not declare any dividend with respect to our ordinary shares without declaring a dividend on our special shares, and vice versa.

Under Bermuda law, we may not declare or pay any dividends if there are reasonable grounds for believing that (1) we are, or after the payment of such dividends would be, unable to pay our liabilities as they become due or (2) the realizable value of our assets would thereby be less than our liabilities. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our ordinary shares and special shares.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our ordinary shares and special shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any preferential dividend rights of any outstanding preference shares.

Variation of Rights

As a matter of Bermuda law, the holders of one class of shares may not vary the voting rights of such class of shares relative to another class of shares, without the approval of the holders of each other class of our shares then in issue. As such, if at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may whether or not we are being wound-up, be varied with (1) the consent in writing of the holders of three-fourths of the issued shares of that class or (2) with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum of at least two persons holding or representing by proxy at least one-third of the total voting rights of all issued and outstanding shares of that class is present. The rights conferred upon the holders of the shares of any class issued with preferred or other rights may not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Election and Removal of Directors

Our bye-laws provide that our board of directors will consist of eight directors and thereafter not more than the number of directors fixed by our board of directors from time to time. Our board of directors currently consists of eight directors. Our Investor Rights Agreement, a copy of which is set forth as an exhibit to the Annual Report on Form 20-F of which this exhibit forms a part (our “Investor Rights Agreement”), includes provisions granting certain shareholders the right to consent to any increase or decrease in the number of directors, subject to the maintenance of specified ownership requirements, as more fully described therein.

Except in the case of a casual vacancy, directors are elected or appointed to our board of directors at our annual general meeting or at any special general meeting called for that purpose, to hold office for a term expiring at the next general meeting or until his or her successor is elected, subject to prior death, resignation, retirement, disqualification or removal. At any general meeting, the shareholders may authorize our board of directors to fill any casual vacancy left unfilled at a general meeting. Our Investor Rights Agreement includes provisions granting certain shareholder board nomination rights, subject to the maintenance of specified ownership requirements, as more fully described therein.

Our bye-laws provide that the shareholders entitled to vote for the election of directors may, at any special general meeting convened and held in accordance with our bye-laws, remove a director provided that the notice of any such meeting convened for the purpose of removing a director must contain a statement of the intention so to do and be served on such director not less than 14 days before the meeting and at such meeting the director is entitled to be heard on the motion for such director’s removal.

Proceedings of Board of Directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. The quorum necessary for the transaction of business at a meeting of our board of directors is one half of the total number of directors. Our board of directors may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting of our board of directors will be carried by the affirmative votes of a majority of the votes cast. In the event of an equality of votes for any resolution or matter put to a vote at a meeting of our board of directors, the chairperson will have a second or casting vote. Bermuda law permits individual and corporate directors and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares.

Our bye-laws provide that the remuneration of our directors is determined by our board of directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested and be counted in the quorum of the relevant meeting.

Indemnity of Directors and Officers

Our bye-laws provide that our directors, alternate directors, resident representative, chairperson, chief executive officer, secretary and other officers, and the liquidator or trustees (if any) acting in relation to any of our affairs, and their heirs, executors and administrators, will be indemnified and secured harmless out of our assets from and against any and all judgments, fines, penalties, excise taxes, amounts paid in settlement, and all direct and indirect costs and expenses (including, without limitation, attorneys’ fees and disbursements, experts’ fees, court costs, retainers, appeal bond premiums, arbitration costs, arbitrators’ fees, transcript fees and duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) (“losses”) actually and reasonably incurred by or on behalf of such indemnified party in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such indemnified party is or is threatened to be made a party, arising out of, relating to, or resulting from the fact that the indemnified party is or was our director, officer, employee, agent or fiduciary, or is or was a director, officer, employee, agent or fiduciary serving at our request as a director, officer, employee, manager, member, partner, tax matters partner or partnership representative, trustee, agent or fiduciary, or similar capacity, of any of our subsidiaries or another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other entity or enterprise, or by reason of any act or omission by the indemnified party in any such capacity; provided that this indemnity will not extend to any indemnified party for any losses to the extent such losses (a) arise directly out of the fraud or dishonesty of such indemnified party or (b) are incurred in connection with any action, suit or proceeding initiated by such indemnified party, except to the extent that the indemnified party’s initiation of such action, suit or proceeding has been authorized by our board of directors or is brought to enforce such indemnified party’s rights to indemnification or advancement of expenses hereunder.

Subject to Section 14 of the Securities Act and Section 29(a) of the Exchange Act, which render void any purported waiver of the provisions of the Securities Act and the Exchange Act, respectively, our bye-laws provide that our shareholders waive all claims or rights of action that they might have, individually or in our right, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty. Such waiver would not be effective as a waiver of the right to sue for violations of the Securities Act or the Exchange Act, the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act, respectively; and we do not intend this waiver be effective as a waiver of the right to sue for violations of the Securities Act or the Exchange Act.

Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.

Exclusive Forum

Our bye-laws expressly state that unless we consent in writing, the courts of Bermuda will be the sole and exclusive forum for (a) any action brought by or on behalf of us in relation to matters governed by the Companies Act or our bye-laws, (b) any action asserting a claim of breach of any duty owed by any of our directors or officers to us or any of our shareholders and (c) any action asserting a claim against us or any director or officer arising under the laws of Bermuda or our bye-laws. In addition, our bye-laws expressly state that unless we consent in writing, the sole and exclusive forum for any action asserting claims under the Securities Act or the Exchange Act, to the extent permitted by applicable law, shall be the United States federal district courts.

Meetings of Shareholders

Under Bermuda law, a company is required to convene an annual general meeting each calendar year. However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called.

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five business days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.

Under our bye-laws, at least ten days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to attend and vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (1) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (2) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in par value of the shares entitled to vote at such meeting.

At any general meeting, the quorum required for the transaction of business is two or more shareholders present in person or by proxy who hold or represent between them a majority of the total voting rights of all issued and outstanding shares.

To be passed at a general meeting, a resolution requires the affirmative vote of at least a majority of the votes cast at such meeting, except that a resolution to approve an amalgamation or merger which the Companies Act requires to be approved by the shareholders requires the affirmative vote of not less than 75% of the votes entitled to be cast at the relevant general meeting and the quorum necessary for such meeting is two persons at least holding or representing by proxy more than one-third of our issued shares.

Subject to the Companies Act, at any general meeting a resolution put to the vote of the meeting will be voted upon in such manner as the chairperson of the meeting decides. The chairperson of the meeting will direct the manner in which the shareholders participating in such meeting may cast their votes. A poll may be demanded by (1) the chairperson of the meeting; (2) at least three shareholders present or voting by proxy; or (3) one or more shareholders present in person or by proxy hold or represent not less than one-tenth of the total voting rights of all issued and outstanding shares or not less than one-tenth of the aggregate sum paid up on all issued and outstanding special and ordinary shares and any other shares having the right to attend and vote.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our ordinary or special shares.

Consent under the Exchange Control Act 1972 (and its related regulations) has been received from the Bermuda Monetary Authority for the issue and transfer of our ordinary shares to and between non-residents of Bermuda for exchange control purposes provided our ordinary shares remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority will not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of our ordinary or special shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

Comparison of Bermuda Corporate Law and Delaware Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from the General Corporation Law of the State of Delaware (“DGCL”) which is applicable to Delaware corporations. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us that differ in certain material respects from provisions of the DGCL and Delaware common law applicable to Delaware corporations. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and you or all aspects of Delaware law that may differ from Bermuda law.

Duties of Directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. Under Bermuda common law, members of the board of directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

• a duty to act in good faith in the best interests of the company;

• a duty not to make a personal profit from opportunities that arise from the office of director;

• a duty to avoid conflicts of interest; and

• a duty to exercise powers for the purpose for which such powers were intended.

In addition to the duties above, the Companies Act imposes a duty on directors and officers of a Bermuda company to act honestly and in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Directors and officers generally owe fiduciary duties to the company and not to the company’s individual shareholders. Accordingly, our shareholders may not have a direct cause of action against our directors, except in respect of any fraud or dishonesty of such director.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In carrying out their managerial role, directors are charged with the fiduciary duties of care and loyalty to the corporation and its stockholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise a duty of oversight, which requires directors to attempt in good faith to assure that the corporation implements adequate reporting and information systems and controls. The duty of loyalty requires that directors act in good faith and in the best interests of the corporation and its stockholders, without self-interest and without being influenced by any conflicting interests.

Delaware law provides that, in most instances, a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption, afforded to directors by the “business judgment rule,” that, in making a business decision, directors acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation and its stockholders. Unless the presumption is rebutted, a board of directors’ decision will be upheld unless the directors were grossly negligent in connection with reaching such decision or if the matter approved by the board of directors constitute a waste of corporate assets. If the presumption is not rebutted, the business judgment rule attaches in most instances to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in certain situations, including in connection with self-interested or related party transactions, when the board of directors takes certain defensive actions and in connection with a sale of control of the corporation.

Interested Directors

Bermuda law and our bye-laws provide that if a director has a direct or indirect interest in a material contract or proposed material contract with us or any of our subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairperson of the relevant board of directors meeting.

Under Delaware law, a transaction in which a director has a direct or indirect financial or other interest is not void or voidable if (1) the material facts as to such interested director’s relationship or interest in such transaction are disclosed or are known to the board of directors (or the board committee acting upon such transaction) and the board of directors (or such committee) in good faith authorizes the transaction by the affirmative vote of a majority of disinterested directors serving on the board of directors (or such board committee, if applicable), (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a board committee or stockholders, as applicable.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, two or more shareholders present in person or by proxy who hold or represent between them a majority of the total voting rights of all issued and outstanding shares is a quorum for the transaction of business. To be passed at a general meeting, a resolution requires the affirmative vote of at least a majority of the votes cast at such meeting, except that a resolution to approve an amalgamation or merger which the Companies Act requires to be approved by the shareholders requires the affirmative vote of not less than 75% of the votes entitled to be cast at the relevant general meeting and the quorum necessary for such meeting is two persons at least holding or representing by proxy more than one-third of our issued shares.

Any individual who is our shareholder and who is present at a meeting and entitled to vote at such meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in our bye-laws or such other form as our board of directors may determine. Under our bye-laws, each holder of ordinary shares is entitled to one vote per ordinary share held and each holder of special shares is entitled to 10 votes per special share held.

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders (but in no event may the certificate of incorporate provide for a quorum of less than one-third of the shares entitled to vote at such meeting). In matters other than the election of directors, subject to certain exceptions (including mergers and amendments to the certificate of incorporation), the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a stockholders’ meeting at which a quorum is present is required for stockholder approval of any action, unless a higher percentage is required by the corporation’s certificate of incorporation. Stockholders may also approve any matter that may be taken by them at an annual or special meeting by written consent in lieu of a meeting, unless the certificate of incorporation denies stockholders the right to act by consent. Approval of any matter by consent of stockholders requires delivery of written or electronic consents executed by holders of shares of outstanding stock having not less than the minimum votes as would be required to approve such matter at a meeting at which all shares are present and voted. In addition, the affirmative vote of a plurality of shares entitled to vote at a meeting in which quorum is present is required for the election of directors, and the affirmative vote of a majority of all outstanding shares entitled to vote is required to approve certain matters (such as mergers and amendments to the certificate of incorporation).

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (1) the company is, or after the payment of such dividends would be, unable to pay its liabilities as they become due, or (2) the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each ordinary share and special share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend rights of any preference shares. See “—Shares—Dividends” above.

Under the DGCL, subject to any restrictions contained in the corporation’s certificate of incorporation, a corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of such dividend, the total capital of the corporation is less than the aggregate capital represented by the outstanding shares of all classes of stock having a preference upon the distribution of assets.

Shareholder Approval of Amalgamations and Mergers

The amalgamation or merger of a Bermuda company with another company or corporation requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Our bye-laws provide that any amalgamation or merger which the Companies Act requires to be approved by the shareholders must be approved by the affirmative vote of not less than 75% of the votes entitled to be cast at the relevant general meeting and the quorum necessary for such meeting is two persons at least holding or representing by proxy more than one-third of our issued shares.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under the DGCL, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under the DGCL, a dissenting stockholder of a corporation may, under certain circumstances and subject to certain conditions, be entitled to appraisal rights in connection with a merger or certain other extraordinary transactions, pursuant to which such stockholder will have the right to receive an amount in cash equal to the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the merger or other transaction.

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the shares of minority holders of a Bermuda company in the following ways:

• By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of shares, representing in the aggregate a majority in number and at least 75% of the shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of shares could be compelled to sell their shares under the terms of the scheme of arrangement.

• If the acquiring party is a company it may compulsorily acquire all the shares of the target company, by acquiring pursuant to a tender offer 90% of the shares or of a class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

• Where the acquiring party or parties hold not less than 95% of the shares or of a class of shares of the company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

The DGCL provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with or into any subsidiary if the parent corporation owns at least 90% of the outstanding shares of each class of the subsidiary’s capital stock. In connection with such a merger, dissenting stockholders of the subsidiary are entitled to appraisal rights under certain circumstances and subject to certain conditions.

Shareholders’ Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts would, however, permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Subject to Section 14 of the Securities Act and Section 29(a) of the Exchange Act, which render void any purported waiver of the provisions of the Securities Act and the Exchange Act, respectively, our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, provided that pursuant to Section 98 of the Companies Act such waiver would not be effective to the extent the act or failure to act involves fraud or dishonesty. This waiver would not be effective as a waiver of the right to sue for violations of the Securities Act or the Exchange Act, the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act, respectively; and we do not intend this waiver be effective as a waiver of the right to sue for violations of the Securities Act or the Exchange Act.

Our bye-laws expressly state that unless we consent in writing, the courts of Bermuda will be the sole and exclusive forum for (a) any action brought by or on behalf of us in relation to matters governed by the Companies Act or our bye-laws, (b) any action asserting a claim of breach of any duty owed by any of our directors or officers to us or any of our shareholders and (c) any action asserting a claim against us or any director or officer arising under the laws of Bermuda or our bye-laws. In addition, our bye-laws expressly state that unless we consent in writing, the sole and exclusive forum for any action asserting claims under the Securities Act or the Exchange Act, to the extent permitted by applicable law, shall be the United States federal district courts.

In contrast, class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty. In the event directors are found to have breached such duties, however, they are generally entitled to protection under the exculpation clauses or indemnification provisions described below.

Exculpation and Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company or any of its subsidiaries.

Section 98 of the Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act, and may advance moneys to its directors, officers or auditors for the costs, charges and expenses incurred by the director, officer or auditor in defending any civil or criminal proceedings against them, on the condition that the director, officer or auditor repays the advance if any allegation of fraud or dishonesty is proved against them.

Subject to Section 14 of the Securities Act and Section 29(a) of the Exchange Act, which render void any purported waiver of the provisions of the Securities Act and the Exchange Act, respectively, our bye-laws provide that our shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director provided that pursuant to Section 98 of the Companies Act such waiver would not be effective to the extent the act or failure to act involves fraud or dishonesty. We have purchased and maintain a directors’ and officers’ liability policy for such purpose. Such waiver would not be effective as a waiver of the right to sue for violations of the Securities Act or the Exchange Act, the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act, respectively; and we do not intend this waiver be effective as a waiver of the right to sue for violations of the Securities Act or the Exchange Act.

Under the DGCL, a corporation may include in its certificate of incorporation a provision that eliminates or limits the liability of directors and certain senior officers to the corporation and its stockholders for monetary damages for certain breaches of fiduciary duty. Such liability, however, cannot be eliminated or limited for: (1) breaches of the duty of loyalty; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) solely with respect to directors, payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; (4) solely with respect to senior officers, actions brought by or in the name of the corporation; or (5) transactions from which such person derived an improper personal benefit.

Under the DGCL, a corporation may indemnify directors and officers of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding by reason of such position, or from serving at the request of the corporation as a director, officer or other position with another entity, if (1) such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful, except that, in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (but not for judgments or amounts paid in settlement) and may not be made at all (even for expenses) if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party.

Access to Books and Records

Under Bermuda law, members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include tdhe company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. A company is also required to file with the Registrar of Companies in Bermuda a list of its directors to be maintained on a register, which register will be available for public inspection subject to such conditions as the Registrar of Companies of Bermuda may impose and on payment of such fee as may be prescribed. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

The DGCL permits any stockholder (including beneficial holders of shares), upon written demand, to inspect and obtain copies of a corporation’s stockholder list and its other books and records for any proper purpose reasonably related to such person’s interest as a stockholder.

Shareholders’ Meetings; Business to be Conducted

Under Bermuda law, shareholders may, at their own expense (unless the company otherwise resolves), require the company to: (1) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next annual general meeting; or (2) circulate to all shareholders entitled to receive notice of any general meeting a statement (of not more than one thousand words) in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (1) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (2) not less than 100 shareholders.

Under our bye-laws, a special general meeting may be called by our chairperson or by any two directors or any director and the secretary or the board of directors. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

The DGCL provides that an annual meeting of stockholders must be held for the election of directors and any other proper business may be transacted at the annual meeting. Shareholders may submit proposals for business to be conducted at the annual meeting, subject to compliance with any advance notice provisions included in the corporation’s bylaws. A special meeting of stockholders may be called by the board of directors or any other person authorized to call a special meeting pursuant to a provision in the certificate of incorporation or bylaws. Unless so authorized to call a special meeting pursuant to a provision in the certificate of incorporation or bylaws, stockholders do not have the power to call special meetings.

Amendment of Memorandum of Association and Bye-laws

Under our bye-laws, no alteration or amendment to our memorandum of association may be made until approved by a resolution of our board of directors and by a resolution of our shareholders. Under Bermuda law and our bye-laws, no bye-law can be rescinded, altered or amended, and no new bye-law can be made, unless it has been approved by a resolution of our board of directors and by a resolution of our shareholders. Subject to certain exceptions, approval by our shareholders of an amendment of our memorandum of association or our bye-laws requires the affirmative vote of not less than 75% of the votes entitled to be cast at the relevant general meeting and the quorum necessary for such meeting is two persons at least holding or representing by proxy more than one-third of our issued shares.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under the DGCL, amendments to a corporation’s certificate of incorporation (which is comparable to the memorandum of association of a Bermuda company) must be adopted by a resolution of the board of directors setting forth the amendment, declaring its advisability and, subject to limited exceptions for amendments not requiring stockholder approval, and the board of directors then must call a special meeting of the stockholders entitled to vote on such amendment or direct that the proposed amendment be considered at the next annual meeting of stockholders, unless the stockholders adopt such amendment by written consent (unless the certificate of incorporation denies stockholders the power to act by consent). The DGCL generally requires that, unless a higher percentage is provided for in the certificate of incorporation, a majority of the outstanding shares of stock entitled to vote on such amendment, voting together as a single class, is required to approve most amendments to the certificate of incorporation. A lower voting standard applies to certain amendments to a corporation’s certificate of incorporation (i.e., an amendment to effect certain reverse stock splits of a class of stock, and amendments to increase or decrease the number of authorized shares of a class of stock). In such circumstances, approval of the amendment requires that the number of votes cast in favor of such amendment exceed the number of votes cast against it, unless otherwise expressly required by the certificate of incorporation.

In addition, unless otherwise provided in the original certificate of incorporation (or an amendment thereto approved by holders of the applicable class of stock or before any shares of such class were issued), a separate class vote of holders of outstanding shares of any class of stock (or any series of a class of stock) also is required (in addition to the vote described above), whether or not such holders are entitled to vote thereon by the certificate of incorporation, if (1) with respect to a separate class vote, the proposed amendment would increase or the number of authorized shares or par value of such class of stock, or (2) with respect to a separate class vote (or series vote) alter the powers, preferences or special rights of such class of stock (or such series of a class of stock) so as to adversely affect them, that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Stockholders have the power to amend, adopt or repeal bylaws of a corporation under the DGCL, if approved by holders of a majority of shares entitled to vote thereon, present in person and voting at a meeting of stockholders at which a quorum is present, unless the certificate of incorporation requires a higher percentage. Stockholders may also act by written consent to amend, adopt or repeal bylaws, unless the certificate of incorporation denies stockholders the power to act by consent. In addition, the directors of a corporation have the power to adopt, amend and repeal the corporation’s bylaws, but only if such right is expressly provided in the certificate of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Equiniti Trust Company, LLC. Its address is 48 Wall Street, 23rd Floor, New York, NY 10005, and its telephone number is (718) 921-8183.